As filed with the Securities and Exchange Commission on August 1, 2025

Registration No. 333-212046

No. 333-237139

No. 333-271693

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENTS TO:

REGISTRATION STATEMENT ON FORM S-3 NO. 333-212046

REGISTRATION STATEMENT ON FORM S-3 NO. 333-237139

REGISTRATION STATEMENT ON FORM S-3 NO. 333-271693

UNDER

THE SECURITIES ACT OF 1933

UNITI GROUP LLC
(formerly Uniti Group Inc.)

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2101 Riverfront Drive, Suite A Little Rock, Arkansas 72202 (501) 850-0820 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	46-5230630 (I.R.S. Employer Identification Number)

Daniel L. Heard

Senior Executive Vice President, General Counsel & Secretary

 Uniti Group Inc.

 2101 Riverfront Drive, Suite A

 Little Rock, Arkansas 72202

 (501) 850-0820

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statements.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”), filed by Uniti Group LLC (formerly known as Uniti Group Inc.), a Delaware limited liability company (recently converted from a Delaware corporation) (the “Registrant” or “Uniti”), with the Securities and Exchange Commission (the “SEC”), relate to the following Registration Statements on Form S-3 (collectively, the “S-3 Registration Statements”) of the Registrant:

•	Registration Statement on Form S-3 (No. 333-212046), an automatic shelf registration statement filed with the SEC on June 15, 2016, registering an unspecified amount of common stock, preferred stock, debt securities, depositary shares, purchase contracts, units and warrants combining elements of the foregoing;

•	Registration Statement on Form S-3 (No. 333-237139), an automatic shelf registration statement filed with the SEC on March 12, 2020, registering an unspecified amount of common stock, preferred stock, debt securities, depositary shares, purchase contracts, units and warrants combining elements of the foregoing; and

•	Registration Statement on Form S-3 (No. 333-271693), an automatic shelf registration statement filed with the SEC on May 5, 2023, registering an unspecified amount of common stock, preferred stock, debt securities, depositary shares, purchase contracts, units and warrants combining elements of the foregoing.

On August 1, 2025, pursuant to the previously announced Agreement and Plan of Merger dated as of May 3, 2024, by and between Uniti, New Windstream, LLC, a Delaware limited liability company (“Windstream”) (as successor to Windstream Holdings II, LLC ), New Uniti HoldCo LP, a Delaware limited partnership and New Windstream Merger Sub, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of Windstream (“Merger Sub”), as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of July 17, 2024, Uniti and Windstream completed the previously announced merger by consummating the following transactions: (a) Windstream merged with and into Windstream Parent, Inc., a Delaware corporation and direct wholly owned subsidiary of Windstream (“New Uniti”), with New Uniti surviving the merger as the ultimate parent company of the combined company, and (b) Merger Sub merged with and into Uniti (the “Merger”), with Uniti surviving the Merger as an indirect wholly owned subsidiary of New Uniti.

In connection with the Merger, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to existing registration statements, including the S-3 Registration Statements. In accordance with the undertakings made by the Registrant in each of the S-3 Registration Statements to remove from registration, by means of a post-effective amendment, any of the Registrant’s securities that remain unsold at the termination of each such offering, the Registrant hereby removes from registration, by means of these Post-Effective Amendments, any and all securities registered under the S-3 Registration Statements that remain unsold as of the date of these Post-Effective Amendments and terminates the effectiveness of each of the S-3 Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, Arkansas, on August 1, 2025.

UNITI GROUP LLC (formerly Uniti Group Inc.)

By:	/s/ Daniel L. Heard
Name: Title:	Daniel L. Heard Senior Executive Vice President, General Counsel & Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.